EXHIBIT 10.45
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of April 10, 2003, between Neoterik Health Technologies, Inc., a Maryland corporation (the “Company”), Kenneth V. Vaughan (“Vaughan”) and James R. Wiggins (“Wiggins” and Vaughan and Wiggins, jointly and severally the “Principals”) and GlobalSecure Ltd., a Delaware corporation (the “Purchaser”).
RECITALS
     The Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company up to 5,000,000 shares of Common Stock, $0.015 par value, of the Company (the “Shares”). Principals are substantial shareholders of the Company and are, and for a substantial period of time have been, executive officers of the Company and therefore will derive substantial benefit from the transactions herein contemplated.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AUTHORIZATION AND SALE OF THE SECURITIES
1.1	Authorization.
     The Company will have authorized before the Closing (as defined below) the sale and issuance of up to 5,000,000 Shares which shall have the rights, preferences, privileges, and restrictions as set forth in the Company’s Articles of Incorporation.
1.2	Sale of the Shares.
     Subject to the terms and conditions hereof, the Company shall sell and issue to Purchaser, and Purchaser shall purchase from the Company, the Shares for a purchase price of up to $500,000 ($0.10 per share).
ARTICLE II
CLOSING DATES; DELIVERY
2.1	Initial and Additional Closings.
          (a) The initial closing of the purchase and sale of $250,000 of Shares hereunder (the “Initial Closing”) shall take place at the offices of Purchaser, 110 Wall Street, New York, New York 10005, at 10:00 a.m. on the third business day on which the last conditions in Articles V and VI to be fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Closing Date”) or at such other place or time upon which the Company and the Purchaser shall agree.

          (b) Additional closings (each, an “Additional Closing”; and the Initial Closing and each Additional Closing being referred to as a “Closing”) pursuant to which the Company will issue and sell to the Purchaser, and the Purchaser will purchase, additional Shares (up to an additional 2,500,000 Shares) may take place at such date and time prior to September 30, 2003 as requested from time to time by the Company or the Purchaser and as specified in a notice (a “Sales Notice”) delivered by the Company or Purchaser to the other, as the case may be, at least ten (10) business days in advance of such Additional Closing. Purchaser shall not be obligated to, but may, satisfy a Sales Notice for a greater amount, or earlier, than is contemplated by the Projections, as hereinafter defined. If the Sales Notice is given by Purchaser, the condition in the foregoing sentence shall not be applicable. It is the intention of the parties that the Purchaser shall have the right to acquire the Shares to be issued on the Additional Closings at its option even if the Company has not requested that it do so.
2.2	Delivery.
     At the Initial Closing and at any Additional Closing, the Company shall deliver to Purchaser the appropriate certificate(s) representing the Shares purchased by Purchaser at the Closing, which shall be delivered against payment of the purchase price therefor, (i) by certified check or wire transfer of same day funds (or any combination thereof) or (ii) by the surrender of one or more promissory notes issued by the Company to the Purchaser (with the face value of such promissory note(s) and all accrued interest payable thereon to be credited toward such Purchaser’s purchase of Shares).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company and the Principals, jointly and severally, hereby represent and warrant to and, in the case of Section 3.31, also covenant to and agree with Purchaser that, except as set forth on the disclosure schedule attached hereto as Exhibit A (the “Disclosure Schedule”) (which specifically identifies the relevant subparagraph(s) hereof which Disclosure Schedule shall be deemed to be part of the representations and warranties as if made hereunder).
3.1	Organization and Qualification.
     Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities makes each qualification necessary, except where the failure to be so qualified is not reasonably likely to have a material adverse change in or effect on the business, assets, properties, operations, results of operations or condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, the legality or validity as to the Company and its subsidiaries, the enforceability as against the Company of, or the ability of the Company to perform its obligations under this Agreement, any Ancillary Agreement or its Articles of Incorporation (a “Material Adverse Effect”).

3.2	Articles of Incorporation and By-laws.
     The Company has delivered to the Purchaser true, correct, and complete copies of the Company’s and its subsidiaries’ (i) Certificates of Incorporation and (ii) By-laws, each as amended through the date hereof.
3.3	Corporate Power.
     The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements (as defined in Section 3.6), to sell and issue the Shares hereunder and to carry out and perform its obligations in accordance with the respective terms of this Agreement, the Articles of Incorporation and each of the Ancillary Agreements.
3.4	Subsidiaries.
     Except as set forth on Section 3.4 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has direct or indirect subsidiaries. Except as set forth on Section 3.4 of the Disclosure Schedule, neither the Company nor any of its subsidiaries, directly or indirectly, owns or controls or has any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is the Company or any of its subsidiaries, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person. The Company owns 100% of the outstanding equity and voting interests in each of its subsidiaries and each of its subsidiaries owns 100% of the outstanding equity and voting interest in each of its respective subsidiaries.
3.5	Capitalization.
          (a) The authorized capital stock of the Company consists of 20,000,000 shares all of which presently are designated Common Stock, par value $0.015 per share (“Common Stock”). Immediately prior to the Closing, 1,754,765 shares of Common Stock will be issued and outstanding. Of the authorized shares of Common Stock, 550,939 shares are reserved for issuance upon conversion of stock options issued pursuant to the Company’s stock option plan. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and are owned of record and, to the best knowledge of the Company, beneficially, by the stockholders and in the amounts set forth in Section 3.5 of the Disclosure Schedule. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable and is owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, clam or other encumbrance. The relative rights, privileges and preferences of each class or series of the Company’s capital stock are as stated in the Articles of Incorporation. Set forth on Section 3.5 of the Disclosure Schedule is a limited capitalization table of the Company as of February 28, 2003;
          (b) Except as set forth in Section 3.5 of the Disclosure Schedule, there are no outstanding options, warrants, conversion or exchange privileges, stock appreciation rights,

phantom equity or similar rights, or preemptive or other rights or agreements of any kind relating to the capital stock of the Company or any of its subsidiaries, including any commitment to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company or any of its subsidiaries;
          (c) Except as set forth in Section 3.5 of the Disclosure Schedule or as contemplated hereby and by the Ancillary Agreements, neither the Company nor any of its subsidiaries are a party to or are subject to any agreement or understanding, and, to the Company’s and Principals’ knowledge, there is no agreement or understanding that affects or relates to the voting or giving of written consents with respect to (i) any security of the Company or any of its subsidiaries or (ii) the voting by a director of the Company or any of its subsidiaries.
          (d) Except as set forth in Exhibit B hereto (the “Registration Rights Agreement”), no Person has any right to cause the Company to effect the registration of any shares of its capital stock under the Securities Act of 1933, as amended (the “Securities Act”). To the Company’s and Principals’ knowledge, no stockholder has granted options or other rights to purchase any shares of Common Stock or other equity securities of the Company or any of its subsidiaries from such stockholder. Neither the Company nor any of its subsidiaries holds any shares of its capital stock in its treasury.
3.6	Authorization.
     All corporate action on the part of the Company, its officers, directors, and its stockholders necessary for the authorization, execution, deliver, and performance of this Agreement, the Articles of Incorporation, the Registration Rights Agreement, to be dated as of the Closing Date, by and among the Company, the Purchaser and the other parties thereto, and substantially in the form of Exhibit B, and all other agreements executed in connection with the transactions contemplated hereby (the Registration Rights Agreement, the Articles of Incorporation, and such other agreements contemplated hereby being sometimes hereinafter referred to individually as an “Ancillary Agreement” and collectively as the “Ancillary Agreements”) by the Company, the authorization, sale, issuance and delivery of the Shares have been taken or will be taken prior to the Closing. This Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by the Company, will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. When issued in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid, and nonassessable. The Shares when issued, will be free of any liens, claims, encumbrances or restrictions on transfer, except as specifically set forth herein. The Shares are not being issued in violation of any preemptive rights or rights of first refusal. None of the issuance and sale of the Shares to the Purchaser pursuant to this Agreement shall require or result in any adjustment in the number of shares of Common Stock or the kinds or amounts of other securities or property deliverable upon the exercise, conversion or exchange of any of the options, warrants, convertible securities or other rights to acquire Common Stock outstanding as of the Closing, or in kind or amount of consideration payable by the holders thereof upon such exercise, conversion or exchange.

3.7	Title to Properties and Assets.
     Each of the Company and its subsidiaries has good and marketable title to all of its owned real property (including fixtures), good, valid and legal title to all its personal property and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, conditional sale agreement, security interest, encumbrance, or charge, except as set forth in Section 3.7 of the Disclosure Schedule, other than (i) liens for current taxes not yet due and payable, (ii) as reflected in the Financials (as defined below) and (iii) possible minor liens and encumbrances which have arisen in the ordinary course of business (not in respect of indebtedness for borrowed money) and which do not, in any one case or in the aggregate, detract in any material respect from the value of the property subject thereto or impair in any material respect the operations of the Company and its subsidiaries individually or taken as a whole (clauses (i)-(iii), “Permitted Liens”). With respect to property it leases, each of the Company and its subsidiaries is in compliance with such leases in all material respects and holds a valid leasehold interest, free of any liens, claims or encumbrances, subject to clauses (i), (ii) and (iii) above.
3.8	Financial Statements.
          (a) The unaudited consolidated balance sheets of the Company and its subsidiaries as of May 31, 2000, 2001 and 2002 and the related consolidated statements of income and retained earnings and statement of cash flows for the years then ended, and the unaudited consolidated balance sheet of the Company and its subsidiaries as of February 28, 2003, and the related consolidated unaudited statements of income and retained earnings, and consolidated statement of cash flows for the 9 month period then ended, which have been delivered to the Purchaser, fairly present the financial position of the Company and its subsidiaries at such dates and the results of operations and retained earnings and the cash flows of the Company and its subsidiaries for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis (except that the unaudited balance sheet as of February 28, 2003, omits footnotes and is subject to normal year end adjustments, which adjustments are not reasonably likely, either individually, or in the aggregate, to have a Material Adverse Effect) and show all liabilities, absolute or contingent, of the Company as at such dates which are required by generally accepted accounting principles to be reflected thereon. The foregoing financial statements are hereinafter referred to collectively, as the “Financials”; the balance sheet as at May 31, 2002, included in the Financials is hereinafter referred to as the “Balance Sheet”; and May 31, 2002, is hereinafter referred to as the “Balance Sheet Date”.
          (b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, neither the Company nor the Principals’ are aware, after a reasonable investigation, of any material liabilities, absolute or contingent, of the Company or any of its subsidiaries other than those reflected on the Financials and the Disclosure Schedule.
          (c) Since the Balance Sheet Date, except as set forth in Section 3.8(c) of the Disclosure Schedule, each of the Company and its subsidiaries has conducted its business in the ordinary course of business and there has not been any event or condition of any character that has resulted or might be expected to result in a change in the assets, liabilities, financial condition, operating results or business of the Company and its subsidiaries taken as a whole from that reflected in the Financials, except changes in the ordinary course of business and that have not had and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (d) Neither the Company nor any of its subsidiaries has any liabilities, absolute or contingent, which are, individually or in the aggregate, material to the assets, liabilities, business, condition (financial or otherwise) or operating results of the Company and its subsidiaries taken as a whole which are not reflected on the Financials or in Section 3.8(d) of the Disclosure Schedule. Except as set forth in Section 3.8(d) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any indebtedness for borrowed money that the Company or its subsidiaries has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Company or its subsidiaries has otherwise become directly or indirectly liable which are not reflected on the Financials.
          (e) To the best knowledge of the Company and Principals’, the Financials are capable of being audited.
3.9	Related-Party Transactions.
     No employee, stockholder, officer, director or consultant of the Company or member of his or her immediate family is indebted to the Company, and, except as set forth in Section 3.9 of the Disclosure Schedule, the Company is not indebted (or committed to make loans or extend or guarantee credit) to and has no obligation to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees under the Company’s Stock option plan (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the best knowledge of the Company and the Principals, no employee, officer, director or consultant of the Company or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company except passive stock ownership (not in excess of 1% thereof) by employees, stockholders, officers, or directors of the Company and members of their immediate families in publicly traded companies. No stockholder, officer or director or any member of their immediate families has any direct or indirect interest in any material contract with the Company (other than such contracts related to any such person’s ownership of capital stock of or employment with the Company).
3.10	Permits.
     Each of the Company and its subsidiaries has all franchises, permits, licenses, authorizations, approvals and any similar authority (“Permits”) necessary for the conduct of its business as now being conducted by it and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned by it to be conducted unless such absence or failure is not reasonably likely to have a Material Adverse Effect.

Neither the Company nor any of its subsidiaries is in violation, in any material respect of or in default in, under any Permits.
3.11	Intellectual Property.
          (a) Set forth in Section 3.11 of the Disclosure Schedule is a list and brief description of all domestic and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, registered copyrights and copyright applications which are in the process of being prepared, owned by or registered in the name of the Company or any of its subsidiaries, of which the Company or its subsidiaries is a licensee. Each of the Company and its subsidiaries is the sole and exclusive owner or a licensee of all Intellectual Property (as defined below) material to the conduct of its business as presently or proposed to be conducted (the “Company Intellectual Property”), free and clear of any liens, claims, encumbrances or adverse interests, except that one or more lenders to the Company or its subsidiaries may have a security interest in such Company Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate licenses or other rights to use and license its customers the right to use (in the manner and to the extent presently or proposed to be used or licensed) all Intellectual Property currently or proposed to be used in its business unless such absence or failure is not reasonably likely to have a Material Adverse Effect. None of the Intellectual Property that the Company or any of its subsidiaries owns or purports to own, or, to the knowledge of the Company, any of the other Company Intellectual Property infringes or conflicts with, and neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property Rights (as defined below) of third parties and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Company or any of its subsidiaries. No claim is pending or, to the best of the Company’s or Principals’ knowledge, threatened to the effect that the operations of the Company or any of its subsidiaries or the use by the Company’s or any of its subsidiaries’ customers of any of the Company Intellectual Property licensed to them as provided in such license infringe upon or conflict with the asserted rights of any other Person. No claim is pending, or to the best of the Company’s or Principals’ knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries otherwise has the right to use, is invalid or unenforceable by the Company. All prior art known to the Company which may be or may have been pertinent to the examination of any United States patent or patent application listed in Section 3.11 of the Disclosure Schedule has been cited to the United States Patent and Trademark Office. Each of the Company and its subsidiaries uses reasonable measures to safeguard any confidential technical information developed by and belonging to the Company and such subsidiary.
          (b) None of the Intellectual Property that the Company or any of its subsidiaries owns or purports to own, is subject to any outstanding judgment or contract restricting the use thereof by the Company or such subsidiary. Neither the Company nor any of its subsidiaries has entered into or become subject to any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Rights, except for infringement indemnification obligations incurred in the ordinary course of business.

          (c) All licenses, sublicenses or other rights of use that the Company or any of its subsidiaries has or purports to have granted to customers are valid and authorized by the terms under which the Company or such subsidiary licenses or otherwise uses such rights. Neither the Company nor any of its subsidiaries is in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Intellectual Property used in or necessary for the conduct of its business as now conducted and/or as proposed to be conducted or to any agent or representative of any such owner or licensor by reason of the use thereof by the Company or any of its subsidiaries nor otherwise is in default in any material respect in the performance of any of its obligations to any such owner or licensor, and no such owner or licensor, nor any such agent or representative thereof, has notified the Company or any of its subsidiaries in writing of any claim of any such default.
          (d) “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium). Such term, when used with reference to the Company or any of its subsidiaries, includes, without limitation, the Information Technology.
               “Intellectual Property Rights” means, with reference to any Intellectual Property, any or all of the legally enforceable rights (including any or all inchoate rights, whether such rights are perfected or not perfected) and moral rights, if any, with respect to such Intellectual Property under the laws of any jurisdiction, including (i) any and all patents, patents pending, inventor’s certificates, trademarks, service marks, copyrights, any and all applications therefor or for registration thereof, and any and all substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-art thereof and (ii) any rights under laws relating to trade secrets.
3.12	Material Contracts.
     Except as set forth in Section 3.12 of the Disclosure Schedule, the Company does not have any contract, agreement, lease, commitment or proposed transaction, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $50,000 (ii) sales and license contracts entered into in the ordinary course of business that do not involve more than $50,000 and (iii) contracts terminable at will by the Company on no more than thirty (30) days’ notice without cost or liability to the Company and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company’s business. For the purpose of this paragraph, employment and consulting contracts and contracts with labor unions, and license agreements and any other agreements relating to the acquisition or disposition of the Company’s technology (other than standard end user license agreements) shall not be considered to be contracts entered into in the ordinary course of business. True and complete copies of such contracts, agreements, and instruments have been provided to the Purchaser or their counsel. Section 3.12 of the Disclosure Schedule lists all such contracts, agreements and instruments (collectively the “Material Contracts”).
3.13	Compliance with Other Instruments.
     Neither the Company nor any of its subsidiaries is in violation or breach in any material respect of any term of its Articles of Incorporation or by-laws (each as amended through the date hereof), or, in any material respect, any judgment, order or decree, nor has it received or delivered notice concerning a breach of any Material Contract (nor, to the best of the Company’s and Principals’ knowledge is there any reasonable basis therefor), and it is not in violation in any material respect of any order, statute or other law, rule, or regulation (collectively, “Laws”) applicable to the Company or any of its subsidiaries. The execution, delivery, performance of and compliance with this Agreement and the Ancillary Agreements, the issuance of the Shares and the consummation of the transactions contemplated hereby and thereby, have not and will not (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any lien, claim or encumbrance upon any of the assets, properties or business of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the Articles of Incorporation or the by-laws of the Company (each as amended through the date hereof) or any of its subsidiaries; or (y) any Material Contract; or (ii) violate any judgment, ruling, order, writ, injunction, award, decree, or, to its knowledge, law of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Company or any of its subsidiaries or any of their respective assets, properties or businesses; or (iii) to its knowledge, result in the suspension, revocation, impairment, forfeiture, or non-renewal of any franchise, permit, license, authorization or approval material to the Company or any of its subsidiaries.
3.14	Litigation.
     Except as set forth in Section 3.14 of the Disclosure Schedule, there are no actions, suits, proceedings, or investigations pending or, to the best of the Company’s and Principals’ knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental agency (nor, to the best of the Company’s or Principals’ knowledge, is there any reasonable basis therefor). Neither the Company nor any of its subsidiaries is a party to, or to the best of the Company’s and Principals’ knowledge, named in any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no action, suit or proceeding by the Company or its subsidiaries currently pending or that the Company or any of its subsidiaries currently intends to initiate.

3.15	Registration Rights.
     Except as set forth in the Registration Rights Agreement, neither the Company nor any of its subsidiaries is under any obligation to register any of its presently outstanding securities or any of its securities, which may hereafter be issued.
3.16	Governmental Consent.
     No consent, approval, or authorization of, or designation, declaration, notification or filing with any governmental authority on the part of the Company or any of its subsidiaries is required in connection with the valid execution, delivery and performance of this Agreement or any of the Ancillary Agreements, the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated hereby or by the Ancillary Agreements except the qualification (or the taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares under applicable blue sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.
3.17	Employees.
     To the best of the Company’s or Principals’ knowledge, no officer or key employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such officer or key employee with the Company, or any other party because of the nature of the business conducted or proposed to be conducted by the Company or the use by any such officer or key employee of his best efforts with respect to such business. Except as set forth in Section 3.17 of the Disclosure Schedule, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement plan or agreement or other employee compensation agreement. To the best of the Company’s and Principals’ knowledge, no officer or key employee, or any group of key employees, intends to terminate his or their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and except as set forth in Section 3.17 of the Disclosure Schedule, the employment of each officer and employee of the Company is terminable at the will of the Company. No contract exists between the employees of the Company (or a union representing any of such employees) and the Company and, to the best of the Company’s and Principals’ knowledge, no union has attempted to organize or represent the labor force of the Company. Except as set forth in Section 3.17 of the Disclosure Schedule, to the best of the Company’s and Principals’ knowledge, no person (including, but not limited to, any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has any claim or basis for any suit, action, claim, proceeding or investigation against the Company arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990) which, in each case, if upheld, is reasonably likely to have a Material Adverse Effect.

3.18	Tax Returns, Payments, and Elections.
     Each of the Company and its subsidiaries has filed all tax returns and reports as required by law. To the best of the Company’s and the Principals’ knowledge these returns and reports are true and correct in all material respects. Each of the Company and its subsidiaries has paid all taxes and other assessments due. The Company has not elected pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable provisions of state law, to be treated as an S corporation. The Company has not elected to be treated as a collapsible corporation pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that are reasonably likely to have a Material Adverse Effect. The Company has never had any tax deficiency assessed, or, to the best of the Company’s and Principals’ knowledge, proposed, against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as set forth in Section 3.18 of the Disclosure Schedule, none of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and had paid the same to the proper tax receiving officers or authorized depositories. Since the date of the Financials, each of the Company and its subsidiaries has made adequate provision on its books or account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period.
3.19	Environmental and Safety Laws.
     Neither the Company nor any of its subsidiaries has caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in violation of any applicable Environmental Law (as defined below) in connection with the operation of its business or otherwise. Each of the Company and its subsidiaries, the operation of its business, and any real property that it owns, leases or otherwise occupies or uses (collectively, the “Premises”) are in compliance in all material respects with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. Neither the Company nor any of its subsidiaries has received any written notice, citation, directive, letter or other communication about any proceeding, claim or lawsuit, from any Person concerning the ownership or occupation of the Premises, or the conduct of its operations in material violation of any applicable Environmental Laws. Each of the Company and its subsidiaries has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance in all material respects with all such permits, licenses and approvals. Neither the Company nor any of its subsidiaries has caused or allowed a release, or, to the best of the Company’s and Principals’ knowledge, a threat of release, of any Hazardous Substance into, at or near the Premises, and the

Premises have not been subject to a release, or, to the best of the Company’s and Principals’ knowledge, a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term “Environmental Laws” shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42, U.S.C. Sections 6901, et seq. For purposes of this Agreement, the term “Hazardous Substances” shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.
3.20	Marketing Rights.
     Except as set forth in Section 3.20 of the Disclosure Schedule, the Company has not granted rights to license, market or sell its products to any other person or entity and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
3.21	Brokers or Finders.
     Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not incurred, and will not incur, directly or indirectly, as a result or any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
3.22	ERISA.
     (a) Neither the Company nor any entity required to be aggregated with the Company under Sections 414(b), (c), (m), (n) or (o) of the Code sponsors, maintains, has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean any plan, fund, program, policy, arrangement or contract whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA).
3.23	Disclosure.
     Neither this Agreement, nor the Disclosure Schedule, nor any Exhibit to this Agreement, nor any due diligence materials, nor other information furnished by or on behalf of the Company to any Purchaser contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. None of the Ancillary Agreements or certificates prepared or supplied by the Company with respect to the transactions contemplated hereby or thereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. There is no fact which the Company has not disclosed to the Purchaser and their counsel in writing and of which the Company or its Principals’ is aware, which materially and adversely affects the business, financial condition, operations, prospects, property or assets of the Company. The financial projections provided by or on behalf of the Company to Purchaser (collectively, “Projections”) were prepared in good faith based on the experience of the Company in the industry and on reasonable assumptions of fact and opinion as to future events. As of the date hereof no facts have come to the attention of the Company which would, in its opinion, require the Company to revise the assumptions underlying such projections and other estimates or the conclusions derived therefrom.
3.24	Securities Act.
     Subject to the accuracy of the Purchaser’s representations in Section 4, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.
3.25	Insurance.
     The Company has in full force and effect fire and casualty insurance policies, with extended coverage, which it reasonably believes are sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and such other policies of insurance in such amounts as in the Company’s best judgment, after advice from its insurance broker, is acceptable for the nature and extent of the business of the Company and its subsidiaries as currently being conducted, and as currently proposed to be conducted.
3.26	Confidentiality and Noncompetition Agreements.
     Each officer of the Company set forth in Section 3.26 of the Disclosure Schedules has executed a Proprietary Information and Confidentiality Agreement substantially in form or forms, which have been delivered to the Purchaser. Each officer of the Company set forth in Section 3.26 of the Disclosure Schedule has executed an agreement with noncompetition provisions which have been delivered to the Purchaser.
3.27	Proprietary Information of Third Parties.
     To the best of the Company’s and Principals’ knowledge, no third party has claimed or has reason to claim that any person employed or engaged by the Company or any of its subsidiaries has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any of its subsidiaries which suggests that such a claim might be contemplated. To the best of the Company’s and Principals’ knowledge, no person employed by or affiliated with the Company or any of its subsidiaries has employed or proposes to employ any trade secret or any information of documentation proprietary to any former employer, and to the best of the Company’s and Principals’ knowledge, no person employed by or affiliated with the Company or any of its subsidiaries has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any service or proposed service of the Company or any of its subsidiaries, and the Company has no reason to believe there will be any such employment or violation.
3.28	Officers.
     Set forth in Section 3.28 of the Disclosure Schedule is a list of the officers of the Company, together with the title or job classification of each such person and the total compensation paid to each such person by the Company in 2001 and 2002, and if different, the total compensation currently agreed to be paid in 2003. Except as set forth in Section 3.17 of the Disclosure Schedule, none of such persons has an employment agreement or understanding, whether oral or written, with the Company, which is not terminable on thirty (30) days’ notice by the Company without cost or other liability to the Company.
3.29	U.S. Real Property Holding Corporation.
     Neither the Company nor any of its subsidiaries is now or has ever been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.
3.30	Foreign Corrupt Practices Act.
     Neither the Company nor any of its subsidiaries has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To the best of the Company’s and Principals’ knowledge, there is not now, and there has never been, any employment by the Company or any of its subsidiaries of, or beneficial ownership in the Company or any of its subsidiaries by, any governmental or political official in any country in the world.
3.31	Use of Proceeds.
     The Company covenants and agrees with Purchaser that it shall use the funds from the purchase of Shares by the Purchaser to fund capital expenditures, working capital and other general corporate purposes as shown on the Projections.
3.32	Books and Records.
     The books of account, ledgers, order books and records of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.
3.33	Customers.
     Section 3.33 of the Disclosure Schedule identifies the ten largest customers (or group of affiliated customers) of the Company’s products and services (based on total sales volume for the latest full fiscal year), indicating for each the total sales volume for the latest full fiscal year. None of such Persons has cancelled or otherwise terminated, purported to or made any threat to cancel or otherwise terminate or given any notice of intended cancellation or termination of its relationship with the Company, nor has any such Person indicated in writing an intent or desire to materially decrease its purchase volume or change its relationship or the terms of its relationship with the Company.
3.34	Events Subsequent to Most Recent Fiscal Period End.
     Since the Balance Sheet Date, there has not been any Material Adverse Effect or any development that can reasonably be expected to result in a Material Adverse Effect and each of the Company and its subsidiaries has conducted its business in the ordinary course, consistent with past practices, including with respect to quantity and frequency (“Ordinary Course of Business”). Without limiting the generality of the foregoing, except as set forth in Section 3.34 of the Disclosure Schedule, since the Balance Sheet Date:
          (a) neither the Company nor any of its subsidiaries has sold, leased, transferred, or assigned any of its assets, other than immaterial assets sold, leased, transferred or assigned in the Ordinary Course of Business;
          (b) neither the Company nor any of its subsidiaries has entered into any agreement, contract or license (or series of related contracts) either involving more than $50,000 or outside the Ordinary Course of Business;
          (c) no party (including the Company or any of its subsidiaries) has accelerated, terminated (other than upon the expiration of its term), modified, or canceled any Contract (or series of related contracts) involving more than $25,000 to which the Company or any of its subsidiaries is or was a party or by which it is or was bound;
          (d) neither the Company nor any of its subsidiaries has imposed or suffered to exist any lien upon any of its assets, other than Permitted Liens;
          (e) neither the Company nor any of its subsidiaries has purchased, leased or acquired any assets or made any capital or operating expenditure (or series of related capital or operating expenditures), capital addition or improvement, in either case, outside of the Ordinary Course of Business involving more than $25,000;
          (f) neither the Company nor any of its subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;
          (g) neither the Company nor any of its subsidiaries has issued any note, bond or other debt security or redeemable equity or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $10,000 singly or $25,000 in the aggregate;
          (h) there has been no change made or authorized in the Articles of Incorporation or by-laws of the Company or any of its subsidiaries;

          (i) neither the Company nor any of its subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash, securities, property or otherwise) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (j) neither the Company nor any of its subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to any material amount of the assets of the Company and its subsidiaries taken as a whole;
          (k) neither the Company nor any of its subsidiaries has made any loan to, or entered into any other transaction with or for the benefit of, any of the Company’s or its subsidiaries’ stockholders, directors, officers, or employees (except for payment of compensation to officers and employees in the Ordinary Course of Business);
          (l) neither the Company nor any of its subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or adopted, amended, modified, or terminated any Benefit Plan;
          (m) neither the Company nor any of its subsidiaries has discharged or satisfied any lien, or paid, canceled, compromised or otherwise satisfied any obligation, indebtedness or liability (absolute or contingent) other than the payment in the Ordinary Course of Business of current liabilities shown on the Balance Sheet or incurred since the date thereof in the Ordinary Course of Business;
          (n) neither the Company nor any of its subsidiaries has made any material change in any method of accounting or any accounting practice;
          (o) except as expressly contemplated by this Agreement there has not been any other transaction outside of the Ordinary Course of Business involving the Company or any of its subsidiaries;
          (p) neither the Company nor any of its subsidiaries has (i) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents, except for increases in the Ordinary Course of Business or required under the terms of employment agreements, (ii) granted, made or accrued any bonus, incentive compensation, service award or other like benefit, contingently or otherwise, to or for the credit of any of its officers, directors, employees or agents, other than in the Ordinary Course of Business, or made any employee welfare, pension, retirement, profit sharing or similar payment except pursuant to regularly scheduled payments required pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iii) paid or granted any right to receive any material (either individually or in the aggregate) severance or termination pay to any officer, director, employee or agent outside the Ordinary Course of Business; and
          (q) neither the Company nor any of its subsidiaries has entered into or made any contract, agreement or commitment to do any of the foregoing.

     The Company covenants and agrees that from the date hereof through the Closing Date, it will not, and it will cause its subsidiaries not to, take any action inconsistent with this Section 3.34.
3.35	Business Activity Restriction.
     There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:
4.1	Organization and Qualification.
     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted. Purchaser is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities makes each qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect.
4.2	Corporate Power.
     Purchaser has all requisite legal and corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to purchase the Shares hereunder and to carry out and perform its obligations in accordance with the respective terms of this Agreement, the Articles of Incorporation and each of the Ancillary Agreements.
4.3	Experience.
     Purchaser has such experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so as to be capable of evaluating the merits and risks of such Purchaser’s investment in the Company and has the capacity to protect such Purchaser’s own interests. Such Purchaser represents and warrants to the Company that it is aware that the purchase of Shares involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold such shares for an indefinite period of time and to bear the economic risk of and withstand a complete loss of such investment.

4.4	Investment.
     Purchaser is acquiring the Shares for investment for such Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such state laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein, and the Company’s reliance on such exemption is predicated on Purchaser’s representations set forth herein.
4.5	Rule 144.
     Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than one year after a party (who is not an “affiliate”) has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations.
4.6	No Public Market.
     Purchaser understands that a only a limited public market now exists for any of the securities issued by the Company, the Company does not file periodic reports under the Securities Exchange Act of 1934 and that there is no assurance that any public market will continue to exist for the Shares.
4.7	Access to Data.
     Purchaser has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management and the opportunity to review the Company’s facilities and business plan. Purchaser has also had an opportunity to ask questions of officers of the Company.
4.8	Authorization.
     This Agreement and the Ancillary Agreements to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity. Purchaser has full corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms. Purchaser represents that it has not been organized, reorganized or recapitalized for the purpose of investing in the Company specifically.
4.9	Brokers or Finders.
     The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
4.10	Sophisticated Investor.
     Purchaser (i) has no need for liquidity in its investment in the Shares, and (ii) is able to bear the economic risk of losing its entire investment in Shares. Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
The obligations of Purchaser to purchase the Shares at the Initial Closing is, at the option of Purchaser, subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:
5.1	Representations and Warranties.
     All representations and warranties of the Company contained in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing Date as though made at such time.
5.2	Covenants.
     All covenants, agreements, and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been fully performed or complied with in all respects.
5.3	Compliance Certificate.
     The Company shall have delivered to the Purchaser (i) a Compliance Certificate executed by an executive officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified herein, (ii) certified copies of the resolutions adopted by the Company’s board of directors and stockholders, if required authorizing the execution, delivery and performance of the transactions contemplated by this Agreement, (iii) certified copies of the Company’s Articles of Incorporation and by-laws as in effect at the Closing, and (iv) a certificate of incumbency identifying and showing the signature of each officer of the Company as of the Closing.

5.4	Consents.
     The Company shall have obtained, or shall obtain within the time periods required by applicable law, all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Shares at the Closing and shall have obtained all other approvals, consents, permits and waivers necessary to consummate the transactions contemplated by this Agreement, including any consents required under any agreements, licenses, leases or commitments of the Company, and any and all other permits and approvals from any governmental or regulatory body required for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Purchaser.
5.5	Articles of Incorporation.

The Articles of Incorporation shall be in full force and effect.

5.6	Due Diligence Review.
     The Purchaser shall have completed its due diligence investigation of the Company, including, but not limited to confirmation of the Company’s capital structure, which shall be satisfactory to the Purchaser in its sole discretion.
5.7	Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to counsel for the Purchaser, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
5.8	Related Transactions.
     The transactions contemplated by the memorandum attached to the letter of intent dated March 31, 2003 between the Company and Purchaser, and relating to the transactions contemplated herein, shall have been consummated as provided therein or on other terms satisfactory to the Purchaser.
5.9	No Litigation.
     No action, suit or other proceeding shall be pending or threatened before any court, tribunal, or government or regulatory authority, or instituted or threatened by any governmental or regulatory authority, seeking or threatening to restrain, modify or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof or which is otherwise reasonably likely to have a material adverse change or effect on the business, assets, properties, operations, results of operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

5.10	Compromise of Indebtedness.
     The Company’s indebtedness to Alex Goren in the approximate amount of $105,000 shall have been settled or discharged on terms acceptable to Purchaser in its sole discretion.
5.11	Registration Rights Agreement.
     The Company, Purchaser and the other parties thereto shall have entered into the Registration Rights Agreement satisfactory in form and substance to the Purchaser and his counsel.
5.12	Stockholders’ Voting Agreement.
     The Company, Purchaser and the other parties thereto shall have entered into the Stockholders’ Voting Agreement dated as of the Closing date (substantially in the form of Exhibit C hereto), and satisfactory in form and substance to the Purchaser and his counsel.
5.13	Compliance with Laws.
     The offer, purchase and sale of the Shares to the Purchaser shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject, and there shall not be in effect any injunction, order or decree of a court of competent jurisdiction prohibiting, restraining or delaying the consummation of the transactions contemplated hereby.
5.14	Material Adverse Effect.
     There shall not have occurred any Material Adverse Effect and there shall not exist any facts or circumstances that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.
5.15	Employee Matters.
     The stock options previously granted by the Company to Principals shall have been terminated with the agreement of the optionee and the Principals shall have entered into amended and restated employment agreements with the Company in the form attached hereto as Exhibit D (“Employment Agreement(s)”.
5.16	Approval of Budget.
     Purchaser shall have approved Company’s budget and projections for the fiscal year ending May 31, 2004.

ARTICLE V-A
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
TO ADDITIONAL CLOSINGS
     The obligations of Purchaser to purchase Shares at an Additional Closing is, at the option of Purchaser (and in addition to the other conditions thereto set forth herein), subject to the fulfillment or waiver on or prior to such Additional Closing of the following condition:
5-A.1	Representations and Warranties.
     All representations and warranties of the Company contained in this Agreement shall have been true and correct when made, and shall be true and correct as of the Additional Closing as though made at such time.
5-A.2	Material Adverse Effect.
     Between the date of the Initial Closing and the date of the Additional Closing, there shall not have occurred any Material Adverse Effect and there shall not exist any facts or circumstances that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.
5-A.3	Effectiveness of Certain Agreements.
     The Articles of Incorporation and By-laws, amended as provided herein shall be in full force and effect and unmodified. The Employment Agreements referred to in Exhibit D and the Registration Rights Agreement referred to in Exhibit B shall be in full force and effect and unmodified.
5-A.4	Compliance Certificate.
     The Company shall have delivered to the Purchaser, a Compliance Certificate executed by an executive officer of the Company, dated the Closing Date certifying to the fulfillment of the conditions to such Additional Closing have been satisfied.
     In the event the Additional Closing is being held as a result of a Sales Notice given by Purchaser, and the Company believes it cannot satisfy the above conditions, the Company shall notify the Purchaser of such fact, by written notice given promptly after the giving of the Sales Notice, which shall specify the facts or circumstances forming the basis of the Company’s inability to satisfy such conditions. Upon receipt of such notice, Purchaser shall have the right either to (i) withdraw its Sales Notice, in which event the Additional Closing shall not occur or (ii) waive the condition which cannot be satisfied, which waiver may be limited to the particular facts or circumstances set forth in the Company’s notice.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE COMPANY
     The Company’s obligations to sell and issue any Shares at the Closing is, at the option of the Company, subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:
6.1	Representations and Warranties.
     The representations and warranties made by Purchaser in Section 4 of this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing Date.
6.2	Covenants.
     All covenants, agreements, and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been fully performed or complied with in all material respects.
6.3	Blue Sky Law.
     The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Shares at the Closing.
6.4	Employment Agreements.
     The Employment agreements referred to in Exhibit D shall have been executed and delivered by the Company.
6.5	Compromise of Indebtedness.
     Purchaser shall provide evidence of acceptance of the terms of settlement or discharge for the Company’s indebtedness to Alex Goren in the approximate amount of $105,000.
6.6	Approval of Budget.
     Purchaser shall provide evidence of approval of Company’s budget and projections for the fiscal year ending May 31, 2004.
6.7	No Litigation.
     No action, suit or other proceeding shall be pending or threatened before any court, tribunal, or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain substantial damages in respect thereof or which would otherwise materially and adversely affect the Company, its business, assets, prospects or financial condition.

ARTICLE VII
GENERAL PROVISIONS
7.1	Governing Law.
     All or part of this Agreement and the legal relations between the parties hereto has been negotiated in the State of New York and will be enforced under the laws of the State of New York without regard to its conflicts of laws provisions.
7.2	Successors and Assigns; Third Party Beneficiaries.
     Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors (including successor trustees, in the case of a trustee), assigns, heirs, executors, and administrators of the parties hereto. Except as expressly provided in Article VII, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
7.3	Entire Agreement; Amendment and Waiver.
     This Agreement and the Ancillary Agreements constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements among the parties. All prior negotiations and agreements shall be merged into this Agreement.
7.4	Survival of Representations and Warranties; Compliance.
     All representations and warranties contained in this Agreement or in the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of thirty-six (36) months (the “Survival Period”), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to this Agreement; provided, however, that any claim based on fraud shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement or in the Ancillary Agreements shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.
7.5	Indemnification by the Company and Principals.
     On the terms and conditions, and subject to the limitations, set forth in this Article VII, from and after the Closing, each of the Company and the Principals (the “Seller Indemnifying Parties”), jointly and severally, shall indemnify and hold Purchaser, its officers, directors, employees, agents, representatives and Affiliates (the “Purchaser Indemnified Parties”) harmless from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all actual losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses (“Losses”) based upon, arising out of or related to (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company and/or the Principals in this Agreement or in any Ancillary Agreement or (ii) any failure by the Company or the Principals to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Ancillary Agreement.
7.6	Indemnification by the Purchaser.
     On the terms and conditions, and subject to the limitations set forth in this Article VII, from and after the Closing, Purchaser (the “Purchaser Indemnifying Party”) shall indemnify and hold the Company, its officers, directors, employees, agents, representatives and Affiliates and the Principals (the “Seller Indemnified Parties”) harmless from and against, and shall reimburse the Seller Indemnified Parties for, any and all Losses based upon, arising out of or related to (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Purchaser in this Agreement or in any Ancillary Agreement or (ii) any failure by Purchaser to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Ancillary Agreement.
7.7	Matters Involving Third Parties.
          (a) For purposes of this Article VII, (i) the Purchaser Indemnifying Party and the Seller Indemnifying Parties shall be referred to herein as the “Indemnifying Parties” or an “Indemnifying Party” as the context requires and (ii) the Purchaser Indemnified Parties and the Seller Indemnified Parties shall be referred to as the “Indemnified Parties” or an “Indemnified Party” as the context requires.
          (b) if any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Company under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced; it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual material prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim.
          (c) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party or Parties will indemnify the Indemnified Party from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (it being understood by the Parties that the Indemnified Party may take such actions as are reasonable in connection with its defense until it receives such notice from the Indemnifying Party), and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
          (d) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.6(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (provided that the Indemnified Party will have the right to employ separate counsel to represent the Indemnified Party (the fees and expenses of which will be borne by the Indemnifying Party) if, in the Indemnified Party’s reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to such claim), (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in which any relief other than the payment of money damages is sought against any Indemnified Party, unless such settlement, compromise or consent (i) includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Third Party Claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
          (e) In the event any of the conditions in Section 7.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim. The Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.
7.8	Notices, etc.
     All notices and other communications required or permitted hereunder shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, (ii) delivered by reliable overnight courier service, or (iii) otherwise delivered by hand or by messenger, addressed (A) if to Purchaser, at 110 Wall Street, New York, New York 10005, or at such other address as such Purchaser shall have furnished to the Company in writing, with a copy to Frederic J. Gruder, Esq. 775 Park Avenue, Suite 255, Huntington, NY 11743, telecopier number (631) 614-4545, (B) if to the Company Neoterik Center, Woodsboro, MD 21798 Attention: President, telecopier no. (301) 845-2213, or at such other address as the Company shall have furnished to the Purchaser, with a copy to Sonia Galindo, Esquire, Whiteford, Taylor & Preston L.L.P., 7 Saint Paul Street, Baltimore, Maryland 21202, telecopier number (410) 347-9414.

7.9	Delays or Omissions.
     No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
7.10	References.
     Unless the context otherwise requires, any reference to a “Section” refers to a section of this Agreement. Any references to “this Section” refers to the whole number section in which such reference is contained.
7.11	Severability.
     If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The court in its discretion may substitute for the excluded provision an enforceable provision, which in economic substance reasonably approximates the excluded provision.
7.12	Pronouns.
     All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
7.13	Counterparts.
     This Agreement may be executed in any number of counterparts and via facsimile, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.
7.14	Remedies.
     The parties to this Agreement acknowledge and agree that a breach of any of the covenants of the Company or the Purchaser set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance.
7.15	Certain Definitions.
     As used in this Agreement, the following terms shall have the meanings unless the context otherwise required:

“Affiliate” shall mean a Person that, directly or indirectly, controls or is controlled by, or is under common control with, any Person.
“Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.
“Person” means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust unincorporated organization or other entity.
“Subsidiary” shall mean any Person as to which the Company, directly, or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such Person.
7.16	Publicity.
     The Company shall not release any information to any third party (except its board members, employees, consultants, agents, shareholders, accountants, lenders and legal counsel) with respect to the financial terms of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser, other than as may be required by applicable law or court order.
7.17	Access.
     The Company covenants and agrees, upon reasonable notice, and except as may otherwise be required by applicable law, that the Company shall afford Purchaser’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Company’s and its subsidiaries’ properties, books, contracts and records and, during such period, the Company shall furnish promptly to Purchaser access to (and, where reasonable, copies of,) all information concerning the Company’s and its subsidiaries’ business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.16 shall affect or be deemed to modify any representation or warranty made by the Company herein.
7.18	Further Assurances.
     The Company covenants and agrees that it shall execute such documents and papers, and perform such further acts, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby before and after the Closing and that it shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions set forth in Articles V and VI hereof, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to Closing, subject to the other provisions of this Agreement.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Stock Purchase Agreement as of the date and year first above written.

NEOTERIK HEALTH TECHNOLOGIES, INC.

By:	/s/ Kenneth V. Vaughan

Kenneth V. Vaughan, President & CEO

PRINCIPALS:

/s/ Kenneth V. Vaughan

Kenneth V. Vaughan

/s/ James R. Wiggins

James R. Wiggins

GLOBALSECURE, LTD.

By:	/s/ Craig Bandes

Craig Bandes, President

EXHIBIT A
DISCLOSURE SCHEDULE

Section 3.4	Subsidiaries.

Section 3.5	Capitalization

Section 3.7	Title to Property and Assets

Section 3.8	Financial Statements

Section 3.9	Related-Party Transactions

Section 3.11	Intellectual Property

Section 3.12	Material Contracts

Section 3.14	Litigation

Section 3.17	Employees

Section 3.18	Tax Returns, Payments, and Elections

Section 3.20	Marketing Rights

Section 3.21	Brokers and Finders

Section 3.26	Confidentiality and Noncompetition Agreements

Section 3.28	Officers

Section 3.33	Customers

Section 3.34	Events Subsequent to Most Recent Fiscal Period End

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C
FORM OF STOCKHOLDERS’ VOTING AGREEMENT

EXHIBIT D
FORM OF EMPLOYMENT AGREEMENTS